As filed with the Securities and Exchange Commission on December 8, 2004.

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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LINCOLN NATIONAL CORPORATION
(Exact name of Registrant as Specified in its Charter)

Indiana (State of incorporation)	1500 Market Street, Suite 3900 Philadelphia, Pennsylvania 19102 (Address of principal executive offices, including Zip Code)	35-1140070 (IRS Employer Identification No.)

THE LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Full Title of the Plan)

Dennis L. Schoff, Esq.
Senior Vice President and General Counsel
Lincoln National Corporation
1500 Market Street, Suite 3900
Philadelphia, Pennsylvania 19102
(215) 448-1400
(name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, no par value(3)	700,000(1)	$46.61(2)	$32,627,000	(2)	$4,134

Deferred Compensation Obligations(4)	$14,000,000	100%	$14,000,000		$1,774

Total filing fee					$5908

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued under the antidiluton provisions of The Lincoln National Corporation (“LNC”) Deferred Compensation Plan for Non-Employee Directors (the “Plan”) by reason of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act based upon the average of the high and low sale prices of LNC’s Common Stock on December 7, 2004 as reported on the New York Stock Exchange.

(3)	Each share of Common Stock includes common share purchase rights. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the Common Stock.

(4)	The Deferred Compensation Obligations are unsecured and unsubordinated obligations of LNC to pay deferred compensation in the future in accordance with the terms of the Plan.

INTRODUCTION

        The filing of this Registration Statement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents (File No. 1-6028) filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”):

•	Our Annual Report on Form 10-K and Form 10-K/A, Amendment No. 1, for the fiscal year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004;

•

Our Current Reports on Form 8-K filed with the SEC on February 4, September 1, and November 18, 2004, except that Item 7.01 in the Current Report on Form 8-K dated November 18, 2004 shall not be incorporated herein by reference;

•	The description of our common stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•

The description of our common stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996, including any amendments or reports filed for the purpose of updating that description.

        Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

        In addition to shares of our Common Stock, this Registration Statement covers our Deferred Compensation Obligations issued under the Plan. The following is a summary of the Plan as it relates to the Deferred Compensation Obligations. The summary is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this Registration Statement.

        The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants. Compensation deferred for a participant under the Plan is notionally credited to various investment options (phantom investments) which are used to value the Plan account we establish for the participant. Each account is credited with earnings, gains, and losses based on these notional investment measures.

        The portion of a participant’s account balance under the Plan that is not credited to the LNC Common Stock unit investment option is payable in cash. The portion of a participant’s account balance that is credited to the LNC Common Stock unit investment option is payable only in shares of our Common Stock shortly after a participant’s service on our Board of Directors terminates. Payments may be made in a lump sum or in annual installments over a period of up to 20 years, at the election of the participant.

        The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness. The Deferred Compensation Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void. The Deferred Compensation Obligations are not convertible into any other security except that account balances treated as invested in our common stock are distributed in shares of our Common Stock.

        No trustee has been appointed to take action with respect to the Deferred Compensation Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations. We may establish a “rabbi trust” to serve as a source of funds from which we can satisfy the obligations. Participants in the Plan will have no rights to any assets held by any rabbi trust, except as our general creditors. Assets of any rabbi trust will at all times be subject to the claims of our general creditors.

        We have the ability to amend the Plan prospectively at any time. We also have the ability to terminate the Plan provided participants receive advance notice.

Item 5. Interests of Named Experts and Counsel.

        The validity of the securities offered hereby will be passed upon for us by Dennis L. Schoff, Esq., Senior Vice President and General Counsel of Lincoln National Corporation. As of the date of this Registration Statement, Mr. Schoff beneficially owns approximately 30,433 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement.

Item 6. Indemnification of Officers and Directors.

        Our by-laws, pursuant to authority contained in the Indiana Business Corporation Law (the “Law”) and the Indiana Insurance Law Codes, respectively, provide for the indemnification of our officers, directors and employees against reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit, or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations. We will also reimburse such officers, directors, and employees for reasonable costs of judgment settlement, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any such action, suit, or proceeding where such person is not wholly successful on the merits or otherwise in the defense of such proceeding, if such person’s conduct was in good faith, and such person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, such person must also have reasonable cause to believe his/her conduct was lawful.

        In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the respective corporation, or, if he so directs, in the manner it would be made if the individual were a director of the corporation. The Law provides that we may indemnify our present and past directors, officers, employees and agents, who serve, at our request, in such capacities of other entities, including partnerships, trusts and employee benefit plans against obligations to pay as the result of threatened, pending or completed actions, suits or proceedings, whether criminal, civil, administrative or investigations to which they are parties, if it is determined by a majority of disinterested directors, a committee of the board of directors, or special counsel selected by the board of directors, that they acted in good faith and they reasonably believed their conduct in their official capacity was in our best interests or if such conduct was not in their official capacity, that the same was at least not opposed to our best interests, and that in criminal proceedings they had reasonable cause to believe their conduct was lawful or no reasonable cause to believe that it was unlawful.

        Such indemnification may apply to claims arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Lincoln National Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	The Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors, incorporated by reference to Exhibit 10 of our quarterly report on Form 10-Q for the quarter ended September 30, 2004
5.1	Opinion of Dennis L. Schoff, Esq.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dennis L. Schoff, Esq. (contained in the opinion in Exhibit 5.1)
24.1	Power of Attorney
24.2	Certified Resolution

Item 9. Undertakings.

        (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 7th day of December, 2004.

LINCOLN NATIONAL CORPORATION

By: /s/ Richard C. Vaughan
Richard C. Vaughan
Executive Vice President and Chief Financial Officer

Signature	Title	Date

Jon A. Boscia * Jon A. Boscia	Chairman and Chief Executive Officer (Principal Executive Officer) and a Director	December 7, 2004

/s/ Richard C. Vaughan Richard C. Vaughan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 7, 2004

/s/ Douglas N. Miller Douglas N. Miller	Chief Accounting Officer (Principal Accounting Officer)	December 7, 2004

William J. Avery * William J. Avery	Director	December 7, 2004

J. Patrick Barrett * J. Patrick Barrett	Director	December 7, 2004

Thomas D. Bell, Jr. * Thomas D. Bell, Jr.	Director	December 7, 2004

Jenne K. Britell, Ph.D. * Jenne K. Britell, Ph.D.	Director	December 7, 2004

John G. Drosdick * John G. Drosdick	Director	December 7, 2004

Eric G. Johnson * Eric G. Johnson	Director	December 7, 2004

M. Leanne Lachman * M. Leanne Lachman	Director	December 7, 2004

Michael F. Mee * Michael F. Mee	Director	December 7, 2004

Ron J. Ponder, Ph.D. * Ron J. Ponder, Ph.D.	Director	December 7, 2004

Jill S. Ruckelshaus * Jill S. Ruckelshaus	Director	December 7, 2004

Glenn F. Tilton * Glenn F. Tilton	Director	December 7, 2004

*By: /s/ Dennis L. Schoff Dennis L. Schoff Attorney-in-Fact (Pursuant to Powers of Attorney)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	The Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors, incorporated by reference to Exhibit 10 of our quarterly report on Form 10-Q for the quarter ended September 30, 2004
5.1	Opinion of Dennis L. Schoff, Esq.*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Dennis L. Schoff, Esq. (contained in the opinion in Exhibit 5.1)
24.1	Power of Attorney*
24.2	Certified Resolution*

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*Filed herewith